Exhibit 10.35

Execution Copy

February 26, 2018
Randall D. Young
c/o DST Systems, Inc.
333 W. 11th Street
Kansas City, MO 64105

Dear Randall:
This letter agreement (this “Agreement”) is intended to set forth our mutual understanding and agreement regarding your termination of employment and your right to receive severance amounts under your employment agreement with DST Systems, Inc. (“DST”), dated as of December 31, 2008 (the “Employment Agreement”) and equity award acceleration of your outstanding equity awards in connection with the closing of the transactions contemplated by the Agreement and Plan of Merger (as it may be amended from time to time), dated as of January 11, 2018 (the “Merger Agreement”) by and among DST, SS&C Technologies Holdings, Inc. (“SS&C”) and Diamond Merger Sub Inc. (the “Closing”). From the date hereof through the date of the Closing (the “Closing Date”), you agree to continue to faithfully perform your duties under the Employment Agreement to the best of your ability and shall devote substantially all of your working time and efforts to the business and affairs of DST and its affiliates. You shall continue to comply with any restrictive covenant obligations to DST and its affiliates by which you are bound (including, without limitation, under Section 5 of the Employment Agreement).
1.Good Reason. DST and SS&C hereby agree that on the Closing Date your employment with DST shall terminate by mutual agreement immediately upon the Closing for “good reason” under Section 7(e) of your Employment Agreement without any requirement for you to provide written notice or any right of DST or SS&C to remedy the event constituting good reason. You shall also resign by mutual agreement from any other positions with DST, and as a director and/or officer of any DST affiliate, effective immediately upon the Closing. You agree to execute and deliver any additional notices or other documents reasonably necessary to implement such resignations. In addition, you agree that on and after the Closing Date, you shall not represent yourself as being an employee, officer, director, agent or representative of DST or SS&C or their respective affiliates for any purpose.
2.    Payment Obligations Upon Termination.
(a)    Base Salary. Immediately prior to the Closing, DST shall pay you a lump sum cash amount equal to your accrued and unpaid base salary through the Closing Date, plus a pro rata annual incentive for 2018 in respect of the period through the Closing Date (which such amount shall be determined pursuant to Section 6.09(f) of the Merger Agreement).

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(b)    Severance Payment. Immediately prior to the Closing, in satisfaction of its severance obligations under the Employment Agreement, DST shall provide you with a lump sum cash severance payment equal to three times your base salary as in effect on the date hereof and 2018 annual incentive bonus at Target level in the amount of $2,790,000.
(c)    Continued Benefits/Perquisites. Following the Closing, DST and SS&C shall provide you with the Specified Benefits (consisting of life, disability and health insurance premiums and estimated 401(k) plan profit sharing contributions) as provided in Section 7(e) of the Employment Agreement, as set forth in the “Golden Parachutes Compensation” table in the Definitive Proxy Statement for the transactions contemplated by the Merger Agreement. For the avoidance of doubt, such Specified Benefits shall not include the value of any annual equity awards, and you hereby waive any claim to additional severance payments based upon anticipated future equity awards or your prior equity awards.
(d)    Outstanding Equity Awards. All of your outstanding unvested DST equity awards, consisting of RSUs and PSUs, shall fully vest (at the levels specified in the Merger Agreement for PSUs) immediately upon Closing. In lieu of delivery of stock or a conversion of any of your outstanding unvested DST equity awards into SS&C equity awards, the DST Compensation Committee shall authorize, and SS&C agrees, that your outstanding DST equity awards shall be converted into an aggregate cash amount of $3,710,901 (based upon a cash price of $84.00 per share) immediately prior to Closing and, to the extent compliant with Section 409A of the Internal Revenue Code of 1986 and the regulations promulgated thereunder (“Section 409A”), paid to you in a cash lump sum on the Closing Date. In the event that the payment of all or a portion of such cash amount on the Closing Date would not be compliant with Section 409A, then such portion of the cash amount shall be paid out to you (or your estate, in the event of your death) upon the 6th month and one day anniversary of the Closing Date (or as soon as practicable following your death, if earlier). Both DST and SS&C respectfully acknowledge and agree that, as of the date hereof, each such party is not aware of any fact, event or circumstance that would give rise to a claim against the amount payable to you under this paragraph 2(d) such that SS&C would have a right of offset against, or other right of non-payment with respect to, such amount following the Closing.
(e)    Unreimbursed Business Expenses. Any unreimbursed business expenses incurred by you through the Closing shall be payable to you in accordance with DST’s expense reimbursement policy in effect at the time of Closing.
(f)    Other Accrued Benefits. Any other earned and vested amounts, entitlement or benefits (including 401(k), accrued but unused PTO, 2018 Perquisite Plan benefits (pro-rated through the Closing Date), health insurance claims incurred prior to Closing, and the ability to elect continued health coverage under COBRA, and conversion of group insurance policies to personal policies), to the extent not otherwise described herein, shall be provided to you in accordance with the terms of the applicable

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plans and arrangements of DST. You shall continue to be covered under any applicable DST indemnification agreements or policies and under any applicable directors’ and officers’ insurance policies pursuant to the terms of such agreements or policies and the Merger Agreement.
3.    General Provisions.
(a)    Modification or Waiver; Entire Agreement. No provision of this Agreement may be modified or waived except in a document signed by you, DST and SS&C. Failure to insist upon strict compliance with any term of this Agreement shall not be considered a waiver of any such term or any other term of this Agreement. This Agreement supersedes all prior agreements, promises, covenants, arrangements, communications, representations and warranties between you and DST, whether written or oral, with respect to the subject matter hereof; provided, that, except as provided herein, prior to Closing the provisions of your Employment Agreement shall continue in effect, and, provided, further, that Sections 5, 6, 7(g), 7(h) (other than the last sentence of Section 7(h)(ii)), 7(i), and 8 through 14 of your Employment Agreement shall continue in effect pursuant to their terms. It is hereby agreed that the trust referenced in the last sentence of Section 7(h)(ii) of the Employment Agreement shall not be funded by DST or its affiliates on or after the date hereof.
(b)    Governing Law. The validity, construction and interpretation of this Agreement and the rights and duties of you and the Company hereunder shall be governed by the laws of the State of Missouri without regard to principles of conflicts of law. THE PARTIES HERETO AGREE THAT JURISDICTION AND VENUE IN ANY ACTION BROUGHT BY ANY PARTY PURSUANT TO THIS AGREEMENT (OTHER THAN THE RIGHT TO SEEK INJUNCTIVE RELIEF TO ENFORCE ANY RESTRICTIVE COVENANT OBLIGATIONS TO DST AND ITS AFFILIATES BY WHICH YOU ARE BOUND) SHALL PROPERLY (AND EXCLUSIVELY) BE RESOLVED BY BINDING ARBITRATION IN ACCORDANCE WITH THE DST ARBITRATION PROGRAM AGREEMENT BETWEEN DST AND YOU, DATED JULY 1, 2016.
(c)    Termination of Agreement. In the event of the termination of the Merger Agreement or the failure of the Closing to otherwise occur, this Agreement shall be immediately void and of no further force or effect.
(d)    Notices. All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:
If to you:
Randall D. Young
Last address on records of DST

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If to DST:
DST Systems, Inc.
333 W. 11th Street
Kansas City, MO 64105
Attention: Board of Directors

If to SS&C:

SS&C Technologies Holdings, Inc.
80 Lamberton Road
Windsor, Connecticut 06095
Attention: Joseph J. Frank

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.
(e)    Assignment; Successors. This Agreement shall be binding upon and shall inure to your benefit, the benefit of your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees, legatees and assigns and, as described in Section 3(i), the Company and its successors.
(f)    Headings. The headings in this Agreement are inserted for convenience of reference only and shall not be a part of or control or affect the meaning of any provision of this Agreement.
(g)    Section 409A. The provisions of Section 16 of your Employment Agreement shall apply to any severance payments hereunder and the applicable Section 409A provisions of any equity award agreements shall apply to your outstanding equity awards.
(h)    Withholding. All payments made to you or on your behalf under this Agreement shall be reduced by any amount that is required to be withheld under applicable law in advance payment of your federal, state and local or foreign income, wage and employment tax liability.
(i)    Successors to Company. This Agreement may and shall be assigned or transferred to, and shall be binding upon and shall inure to the benefit of, any successor of DST or SS&C, and any successor shall be substituted for DST or SS&C under the terms of this Agreement. As used in this Agreement, the term “successor” means any person, firm, corporation or business entity which at any time, whether by merger, purchase or otherwise, acquires all or substantially all of the assets of the business of DST or SS&C, as applicable.

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(j)    No Other Compensation or Benefits. Except as otherwise specifically provided herein or as required by COBRA or other applicable law, you shall not be entitled to any compensation or benefits or to participate in any past, present or future employee benefit programs or arrangements of DST or SS&C (and their respective affiliates) on or after the Closing Date.
(k)    Employee Protections. You have the right under federal law to certain protections for cooperating with or reporting legal violations to the Securities and Exchange Commission (the “SEC”) and/or its Office of the Whistleblower, as well as certain other governmental entities and self-regulatory organizations. As such, nothing in this Agreement or otherwise prohibits or limits you from disclosing this Agreement to, or from cooperating with or reporting violations to or initiating communications with, the SEC or any other such governmental entity or self-regulatory organization, and you may do so without notifying DST or SS&C. Neither DST nor SS&C may retaliate against you for any of these activities, and nothing in this Agreement or otherwise requires you to waive any monetary award or other payment that you might become entitled to from the SEC or any other governmental entity or self-regulatory organization. Moreover, nothing in this Agreement or otherwise prohibits you from notifying DST or SS&C that you are going to make a report or disclosure to law enforcement. Notwithstanding anything to the contrary in this Agreement or otherwise, as provided for in the Defend Trade Secrets Act of 2016 (18 U.S.C. § 1833(b)), you shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (a) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Without limiting the foregoing, if you file a lawsuit for retaliation by DST or SS&C for reporting a suspected violation of law, you may disclose the trade secret to your attorney and use the trade secret information in the court proceeding, if you (x) file any document containing the trade secret under seal, and (y) do not disclose the trade secret, except pursuant to court order.
(l)    Execution in Counterparts. This Agreement may be executed in counterparts (including by facsimile or by PDF), and by the parties hereto in separate counterparts, each of which shall be deemed to be an original, and all of which taken together shall constitute one and the same agreement (and all signatures need not appear on any one counterpart), and this Agreement shall become effective when one or more counterparts has been signed and delivered by each of the parties hereto.
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If the foregoing accurately reflects our agreement, please sign and return to us the enclosed duplicate copy of this letter.
DST Systems, Inc.

/s/ Gary D. Forsee
Name: Gary D. Forsee
Title: Authorized Person
Date: February 26, 2018

Accepted and Agreed:
/s/ Randall D. Young
Randall D. Young
Date: February 26, 2018

SS&C Technologies Holdings, Inc.

/s/ Rahul Kanwar_____________________
Name: Rahul Kanwar
Title: Executive Vice President
Date: February 26, 2018

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